EXHIBIT 5.1

March 30, 2020

RiceBran Technologies
1330 Lake Robbins Drive, Suite 230
The Woodlands, TX 77380

RE: Prospectus Supplement for Registration Statement on Form S-3 (Registration No. 333-224893)

Ladies and Gentlemen:

We have acted as counsel to RiceBran Technologies, a California corporation (the "Company"), in connection with the preparation and filing of a prospectus supplement, dated March 30, 2020 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-232447 (the “Registration Statement”) filed by the Company, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of shares (the “Shares”) of the Company’s common stock, no par value per share, up to an aggregate offering amount of $6,000,000, pursuant to the At Market Issuance Sales Agreement (the “Sales Agreement”), dated March 30, 2020 by and between the Company and B. Riley FBR, Inc.  The Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated July 17, 2020 (together with the Prospectus Supplement, the “Prospectus”).  The Sales Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.  This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission.

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement and the Prospectus, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and the State of California, and we express no opinion as to the laws of any other jurisdiction.

March 30, 2020

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and any Placement Notices (as defined in the Sales Agreement), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.”  By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ weintraub|tobin

Weintraub Tobin Chediak Coleman Grodin